Exhibit 10.8
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”), dated as of June 10, 2008 (the “Effective Date”), is entered into between Martha Stewart Living Omnimedia, Inc. (the “Company”) and Susan Lyne (“Ms. Lyne”).
     WHEREAS, the parties are party to an Employment Agreement dated as of November 11, 2004 (the “Employment Agreement”), pursuant to which Ms. Lyne serves as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors;
     WHEREAS, Ms. Lyne has informed the Board of Directors of her intention to resign from her positions with the Company pursuant to the terms hereof; and
     WHEREAS, the parties desire that, subject to the terms and conditions set forth herein, (i) Ms. Lyne shall cooperate with the Company to assist in the transition to one or more new Chief Executive Officer(s) (the “Successor”) as an advisor to the Company until July 11, 2008 (such date, the “Resignation Date”); (ii) Ms. Lyne shall resign as the Company’s President and Chief Executive Officer as of the date hereof; and (iii) Ms. Lyne shall resign as a member of the Company’s Board of Directors on the Resignation Date;
     NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, the parties agree as follows:
     1. (a) Ms. Lyne shall:
     (i) cooperate with the Company and the Successor in efforts to effect an orderly transition;
     (ii) until the Resignation Date, continue to serve as a member of the Company’s Board of Directors;
     (iii) resign as of the date hereof as the Company’s President and Chief Executive Officer pursuant to the terms of the Employment Agreement (as amended hereby); and
     (iv) execute and deliver the Waiver and Release of Claims in the form attached hereto as Exhibit A (the “Waiver and Release of Claims”) on the Date of Termination as defined in the Employment Agreement.
     (b) Subject to Section 1(c) below, the Company shall:
     (i) on the Resignation Date, pay Ms. Lyne the sum of the following amounts: (A) the amount of her Base Salary and unused vacation time, each prorated on a daily basis, that was accrued and unpaid as of the Resignation Date; (B) the product obtained by multiplying her Base Salary by a fraction, (x) the numerator of which is the number of calendar days between the Resignation Date, exclusive, and December 31, 2008, inclusive, and (y) the denominator of which is 365; (C) a portion of her expected 2008 bonus in the amount of $540,000; and (D) reimbursement of reasonable attorneys fees in connection with the negotiation and execution of this Agreement in an amount not to exceed $15,000. The parties will cooperate to the extent required by Ms. Lyne with respect to timing of payments hereunder for purposes of complying with Section 409A of the Internal Revenue Code.
     (ii) on the date that the Company pays annual incentive bonuses to its senior executives in respect of 2008 (the “2008 Incentive Bonus” for each such senior executive), but not later than March 15, 2009, pay Ms. Lyne the amount, if any, by which (A) the product of (x) $900,000 and (y) the percentage multiplier applied to senior executives in the bonus pool, exceeds (B) $540,000; and
     (iii) for purposes of clarification of Section 5 of the Nonqualified Stock Option Agreement dated as of November 11, 2004 between the parties (the “2004 Option Agreement”), deem Ms. Lyne’s Termination of Employment (as defined in the 2004 Option Agreement) to provide that all options which have previously vested under the 2004 Option Agreement remain exercisable until the fifth anniversary of the Resignation Date, subject to Section 1(c) below;
     (c) Notwithstanding anything herein to the contrary, (i) Ms. Lyne shall not be entitled to payment pursuant to Section l(b)(i)(B), and Sections l(b)(ii) and (iii) of this Agreement if she has committed a material breach (following notice by the Company and a reasonable opportunity to cure) of her obligations under this Agreement or under Section 10 of the Employment Agreement (as amended pursuant to Section 2 below, and which amended Employment Agreement shall apply to her service to the Company as an advisor) or under the Waiver and Release of Claims (as defined below), or if Ms. Lyne’s employment with the Company is terminated prior to the Resignation Date by Ms. Lyne without Good Reason or by the Company for Cause.
     2. The parties agree that the Employment Agreement shall hereby be deemed amended as of the Effective Date as follows:
     (a) Section 9 of the Employment Agreement (Termination Payments) is deleted in its entirety;
     (b) Section 10(b) of the Employment Agreement (Noncompetition) is deleted in its entirety;
     (c) Section 10(c) of the Employment Agreement (Nonsolicitation) is amended as follows: the reference therein to “12 months” is amended to read “24 months;” and
     (d) Section 10(d) of the Employment Agreement (Nondisparagement) is amended as follows: the reference therein to “12 months” is amended to read “all periods.”
Without limiting the foregoing and for avoidance of doubt, Ms. Lyne shall not be entitled to receive any payments pursuant to Section 9 of the Employment Agreement under any circumstances, including but not limited to in the event her employment as an advisor with the Company is terminated prior to the Resignation Date by her for Good Reason or without Good Reason or by the Company without Cause or for Cause. Without limiting anything in this

Agreement and notwithstanding anything in the Employment Agreement to the contrary, the Employment Term thereunder shall not be deemed to extend beyond July 11, 2008. Except as expressly amended by Section 2 of this Agreement, all other terms and provisions of the Employment Agreement shall remain unmodified and in full force and effect, including without limitation Section 12 thereof (Indemnification); provided however, that such Employment Agreement shall apply to Ms. Lyne in her new capacity as an advisor to the Company. For avoidance of doubt, Ms. Lyne’s employment with the Company as an advisor may be terminated prior to the Resignation Date by her for Good Reason or without Good Reason or by the Company without Cause or for Cause pursuant to Section 7 of the Employment Agreement; provided that if Ms. Lyne resigns for Good Reason or is terminated without Cause prior to the Resignation Date, Ms. Lyne shall be entitled to the benefits set forth in Section 1(b) above.
     3. Nothing in this Agreement shall be construed to amend or modify the terms of any agreement executed by the parties, including without limitation (i) the 2004 Option Agreement, (ii) the Restricted Stock Award Agreement dated as of November 11, 2004 between the parties and (iii) the Nonqualified Stock Option Agreement dated as of March 3, 2008 between the parties (the agreements referenced in clauses (i)-(iii) hereof, collectively, the “Equity Agreements”).
     4. Ms. Lyne acknowledges and agrees that her execution on the Date of Termination and the enforceability of the Waiver and Release of Claims is an integral part of, and a material inducement to the Company to enter into, this Agreement and agrees that in the event that either (i) Ms. Lyne fails to execute and deliver to the Company the Waiver and Release of Claims or (ii) Ms. Lyne revokes the Waiver and Release of Claims as provided in Section 9 of the Waiver and Release of Claims, the Company may in its sole and absolute discretion revoke this Agreement by giving written notice to Ms. Lyne, in which event this Agreement shall be deemed null and void ab initio and Ms. Lyne shall promptly after receipt of such notice return to the Company any amounts paid to Ms. Lyne pursuant to this Agreement that are in excess of the amounts to which she is entitled to receive under the Employment Agreement. For avoidance of doubt, if the Company revokes this Agreement pursuant to the preceding sentence the Employment Agreement shall not have been deemed amended hereby.
     5. Ms. Lyne’s contribution to the Company’s 401(k) plan will cease on the last day of the Employment Term. When directed by Ms. Lyne, the Company shall pay Ms. Lyne any amounts she contributed or which are vested in such plan in accordance with the terms of such plan. To the extent that Ms. Lyne does not receive any portion of the Company contribution for 2008 under the 401(k) or forfeits any prior Company contributions under the 401(k) plan as of the Resignation Date, Ms. Lyne shall receive a separate cash payment from the Company promptly following the Resignation Date to maker her whole for any such lost payments. Ms. Lyne’s active participation in the Company’s benefits plans shall end on the last day of the Employment Term and she shall retain all rights to vested benefits payable in accordance with the terms of such plans. In addition, until such time as Ms. Lyne is entitled to medical benefits from another employer, but in no event for a period of longer than eighteen (18) months from the Resignation Date, the Company shall reimburse Ms. Lyne for the portion of COBRA benefits Ms. Lyne pays in an amount equal to the contributions that the Company would have made on her behalf had she remained an employee of the Company (i.e., Ms. Lyne will not be reimbursed for that portion of the COBRA premium equal to the amount that was deducted from her payroll for such benefits when she was an employee).

     6. Promptly after the end of the Employment Term, Ms. Lyne shall submit to the Company a reimbursement request, with supporting documentation as required by the Company, for any expenses incurred through such date with respect to which Ms. Lyne is entitled to be reimbursed pursuant to Section 4 of the Employment Agreement (“Reimbursable Expenses”) and the Company shall promptly reimburse Ms. Lyne for such expenses (or pay such expenses directly if requested pursuant to the following sentence). Ms. Lyne shall promptly pay any expenses that Ms. Lyne incurred with respect to which the Company could be liable (e.g., expenses incurred on any corporate credit card if the Company may be liable for the payment thereof); except that Ms. Lyne may request the Company to pay directly, in accordance with the Company’s policy and procedure, any Reimbursable Expenses incurred on her Company American Express Corporate Card.
     7. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.
     8. This Agreement, the Employment Agreement (as amended hereby) and the Waiver and Release of Claims constitute the complete and final agreement between the parties and supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement, the Employment Agreement and the Waiver and Release of Claims. This Agreement may not be amended except in a writing signed by each of the parties hereto. No waiver of any right set forth in this Agreement shall be effective unless set forth in a writing signed by the party against whom the waiver is to be enforced. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law. This Agreement shall be binding upon and inure to benefit of each party’s respective successors and permitted assigns. The word “including” shall mean “including without limitation.” As used herein, the plural includes the singular and the singular includes the plural, unless such a construction of such sentence would be unreasonable. Titles and headings to Sections in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of the Agreement. The parties acknowledge that they are entering into this Agreement after consulting with counsel and based upon equal bargaining power and that the attorneys for each party have had an equal opportunity to participate in the negotiation and preparation of this Agreement. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto expressed herein.

     9. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Agreement, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.
     By signing below, the Company and Ms. Lyne acknowledge that they have carefully read and understood the terms of this Agreement, enter into this Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions, including the Waiver and Release of Claims, without exception.
     MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Howard Hochhauser	6/10/08

Name:	Howard Hochhauser	Date

Title:	Chief Financial Officer

	/s/ Susan Lyne	6/10/08

	Susan Lyne	Date

Exhibit A
WAIVER AND RELEASE OF CLAIMS
1. General Release. In consideration of the payments and benefits to be made pursuant to that Separation Agreement dated as of June 10, 2008 (the “Agreement”), Susan Lyne (the “Employee”), with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby waive, release, remise, acquit and forever discharge Martha Stewart Living Omnimedia, Inc. (the “Company”) and each of its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), the respective present and former directors, officers, employees, representatives, agents, attorneys, employee benefits plans (and the fiduciaries thereof) and attorneys of each of the foregoing, and the successors, predecessors and assigns of each of the foregoing (together with each member of the Company Affiliated Group, each a “Company Released Party” and collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, obligations, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees, liens and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, or may at any time hereafter up to and including the Date of Termination (as defined under the Employment Agreement) have, own or hold, against any Company Released Party in any capacity (an “Action”), including, without limitation, any and all Actions (i) arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the New York State Constitution, the New York Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, the New York Retaliatory Action by Employers Law, the New York Non-Discrimination for Legal Actions Law and the New York Wage and Hour Law or any other statute, laws, ordinances, or regulations of any jurisdiction, excepting only:
     (a) rights of the Employee under this Waiver and Release of Claims, rights under the Agreement, and rights under the Employment Agreement (as amended by the Agreement);
     (b) rights of the Employee under any of the Equity Agreements (as defined in the Agreement);
     (c) the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;
     (d) rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party, (iii) the Employment Agreement; or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

     (e) claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group.
Employee represents and warrants that she is the sole and lawful owner of all right, title and interest in and to every Action and other matters that is being released above and that no other party has received any assignment or other right of substitution or subrogation to any such claim or matter. Employee also represents that she has the full power and authority to execute this Waiver and Release of Claims. With respect to the foregoing release, Employee hereby waives all rights or protection under section 1542 of the Civil Code of California or any similar law of any other state, territory, country or any political division thereof, to the extent applicable (such waiver is not intended to indicate that the law of any jurisdiction other than New York is applicable to this Waiver and Release of Claims). Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
2. Release by Company. The Company does hereby release, remise, acquit and forever discharge the Employee from any and all known Actions arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group.
3. No Admissions, Complaints or Other Claims. The Employee acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Employee also acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.
4. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
5. Specific Waiver. The Employee specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.
6. Additional Covenants.
     (a) Return of Company Material. The Employee shall on the last day of the Employment Term (as defined in the Employment Agreement between the Employee and the Company dated as of November 11, 2004 (the “Employment Agreement”)) return to the Company all Company Material (as defined below). For purposes of this Section 6, “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including, without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, books, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates exclusively to the Employee’s compensation or employee benefits.
     (b) Cooperation. Following the end of the Employment Term, the Employee shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Employee’s services to the Company Affiliated Group.
     (c) Injunctive Relief. In the event of a breach or threatened breach by the Employee of this Section 5, the Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate or insufficient, and that in connection with seeking such injunctive relief the Company shall not be required to show any actual damage or the inadequacy of any remedy at law or to post a bond or other security.
7. Voluntariness. The Employee acknowledges and agrees that she is relying solely upon her own judgment; that the Employee is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Employee is signing this Waiver and Release of Claims of her own free will; that the Employee has read and understood the Waiver and Release of Claims before signing it; and that the Employee is signing this Waiver and Release of Claims in exchange for consideration that she believes is satisfactory and adequate. The Employee also acknowledges and agrees that she has been informed of the right to consult with legal counsel, has been encouraged to do so and has had sufficient opportunity to do so. The Employee agrees that she is not relying on any representations, whether written or oral, not set forth in this Waiver and Release of Claims, in determining to execute this Waiver and Release of Claims.
8. Complete Agreement/Amendment/Waiver/Severability/Interpretation. The Agreement, the Employment Agreement (as amended by the Agreement) and this Waiver and Release of Claims constitute the complete and final agreement between the parties and supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims, the Agreement and the Employment Agreement. This Waiver and Release of Claims may not be amended except in a writing signed by each of the parties hereto. No waiver of any right set forth in this Waiver and Release of Claims shall be effective unless set forth in a writing signed by the party against whom the waiver is to be enforced. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law. This Waiver and Release of Claims shall be binding upon and inure to benefit of each party’s respective successors and permitted assigns. The word “including” shall mean “including without limitation.” As used herein, the plural includes the singular and the singular includes the plural, unless such a construction of such sentence would be unreasonable. Titles and headings to Sections in this Waiver and Release of Claims are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of the Waiver and Release of Claims. The parties acknowledge that they are entering into this Waiver and Release of Claims after consulting with counsel and based upon equal bargaining power and that the attorneys for each party have had an equal opportunity to participate in the negotiation and preparation of this Waiver and Release of Claims. The terms of this Waiver and Release of Claims shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto expressed herein.
     9. Acceptance and Revocability. The Employee acknowledges that she has been given a period of twenty-one (21) days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven (7) calendar days after the Employee signs it. The Employee may revoke her acceptance of this Waiver and Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company to the attention of General Counsel. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.
     10. Effect of Unenforceability of Release. In the event that the Employee or any of her heirs, successors or assigns initiates an Action in respect of any portion of this Waiver and Release of Claims that is held to be null and void or otherwise determined not to be enforceable by the Company for any reason (whether as part of such Action or otherwise), then, in addition to any other remedy available to the Company hereunder, the Employee shall promptly repay to the Company any payments made to her pursuant to, and/or forfeit any other compensation provided for in, the Agreement.
     10. Governing Law/Jurisdiction. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Waiver and Release of Claims, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.

/s/ Susan Lyne

Susan Lyne